UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

FILED BY THE REGISTRANT   ☐
FILED BY A PARTY OTHER THAN THE REGISTRANT   ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to § 240.14a-12

ALCO STORES, INC.

(Name of Registrant as Specified In Its Charter)

MILWAUKEE PRIVATE WEALTH MANAGEMENT, INC.
VI CAPITAL FUND, LP
VI CAPITAL MANAGEMENT, LLC
DAVID W. POINTER
CHARLES M. GILLMAN
WILLIAM L. LECHTNER
JOHN M. CLIMACO
DILIP SINGH
JEFFREY GEYGAN
STANLEY B. LATACHA
MARK D. STOLPER
ROBERT J. SARLLS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Milwaukee Private Wealth Management, Inc. (“MPWMI”) and VI Capital Fund, LP (“VICF”, and together with MPWMI, “CAS”), together with the other participants named herein, intend to make a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of stockholders of ALCO Stores, Inc., a Kansas corporation (the “Company”).

CAS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Exhibit 1

CONCERNED ALCO STOCKHOLDERS RESPOND TO ALCO THREATENED LITIGATION

Believes Board of Directors of ALCO Stores, Inc. Can No Longer Delay Stockholders
Their Right to Vote For the Most Qualified and Capable Board

NEW YORK—(BUSINESS WIRE)--Concerned ALCO Stockholders (“CAS”) is a group dedicated to maximizing stockholder value and improving corporate governance at ALCO Stores, Inc. (“ALCO”; Nasdaq: ALCS).  For this reason, CAS is in the process of finalizing and mailing to ALCO stockholders its proxy statement for the 2014 Annual Meeting of Stockholders of ALCO, scheduled to be held on July 30, 2014.  The proxy to be mailed by CAS shall solicit support for the election of the following seven highly qualified director candidates:  Stanley B. Latacha, Dilip Singh, William L. Lechtner, John M. Climaco, David W. Pointer, Mark D. Stolper and Robert J. Sarlls.

ALCO recently commenced a pre-lawsuit action in Texas state court seeking to take the depositions of certain members of CAS.  CAS believes that this is a thinly-veiled attempt to frustrate and delay ALCO stockholders of the opportunity to vote in a new slate of directors. The incumbent board of directors already adopted a poison pill as an ill-conceived tactic to limit the legitimate voice of the ALCO stockholders.  Now, rather than allow the ALCO stockholders to decide whether or not to keep the incumbent board, the incumbent board is taking legal action against CAS.

CAS believes that the incumbent board is not acting in good faith.  Further, CAS believes that the incumbent board is not acting in the best interests of all ALCO stockholders.  We believe that the incumbent board is simply seeking to distract the ALCO stockholders from the incumbent board’s multi-year track record of dismal performance.   The incumbent board’s failures are capped off by the recently released 10Q that shows further dramatic deterioration in ALCO’s business.  It is imperative for the good of all stockholders of ALCO that all stockholders be given a chance to have their votes counted on July 30, 2014.

CAS recently delivered the following letter to ALCO and its board of directors responding to their recent actions.

CAS encourages other ALCO stockholders to express their concerns directly to each of the incumbent Board members. The full text of the letter is below.

To The Board of Directors:

On June 19, 2014, ALCO Stores, Inc. (“ALCO”) filed a Petition Requesting Depositions Before Suit (the “Petition”) in the 134th Judicial District Court, Dallas County, Texas (the “Court”), requesting that the Court permit ALCO to take pre-suit depositions of Dilip Singh, Jeffrey Geygan and Charles Gillman (the “CAS Deponents”) pursuant to Texas Rule of Civil Procedure 202.  In the Petition, ALCO’s purported basis for seeking to depose the CAS Deponents is to investigate potential claims ALCO may have against Concerned ALCO Stockholders (“CAS”) and particularly to discover if CAS acted in concert with any additional stockholders such that ALCO’s poison pill would have been triggered.

As you well know, CAS is the group of stockholders of ALCO that has been formed for the purposes of soliciting proxies in connection with the 2014 annual meeting of stockholders of ALCO (the “Annual Meeting”) to replace the existing board of directors (the “Board”) of ALCO.  CAS filed Schedule 13D with the U.S. Securities and Exchange Commission (“SEC”) on May 14, 2014, in which CAS provided all information required to be disclosed in the Schedule 13D, including the identification of all members of CAS, the relationship among the members of CAS and their total beneficial ownership of shares of ALCO stock.

The assertions in the Petition made by ALCO that CAS has made false or misleading statements in its filings with the SEC or that CAS is acting in concert with any other stockholders of ALCO is without merit and CAS vehemently refutes any such allegations.  CAS believes that the filing of the Petition seeking to depose members of CAS is nothing more than an attempt by ALCO to delay and distract CAS from soliciting the stockholders of ALCO to provide them with a qualified alternative slate of director nominees for their consideration in connection with the election of directors at the Annual Meeting.  CAS believes that such actions have not been taken in good faith and the legal and other expenses associated with such actions will only continue to squander ALCO’s limited financial resources.  These actions by the Board add further evidence of mismanagement by the current directors that compound their already dismal record to date.  These actions by the Board clearly demonstrate that they will take any measure in order to prevent ALCO stockholders from electing more qualified nominees who will serve the stockholders of ALCO rather than themselves.  Obviously, the current Board does not want the ALCO stockholders to have a say about who governs ALCO, otherwise the Board would allow the stockholders to vote on the Board’s performance at the Annual Meeting.

CAS strongly advises ALCO and the current members of the Board to promptly withdraw this meritless and wasteful Petition.  In the event that ALCO does not withdraw the Petition, CAS will vigorously contest the Petition and take such other actions against ALCO and the individual members of the Board as CAS deems appropriate to defend itself and its members from continued unreasonable attack by ALCO.  Furthermore,  CAS is aware that the Annual Meeting has already been delayed beyond the limits prescribed by the Kansas corporate code and  CAS shall take any and all actions it determines necessary to ensure that the Annual Meeting takes place as scheduled on July 30, 2014 and is not delayed any further so that the stockholders, who are the rightful owners of ALCO, have the opportunity to vote for the director nominees that they believe will best serve ALCO going forward.

Sincerely, David W. Pointer, on behalf of CAS

Contacts

InvestorCom, Inc.
John Grau, 203-972-9300

Exhibit 2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are MPWMI, VICF, VI Capital Management, LLC (“VI Capital Management”), John M. Climaco, Mark D. Stolper, Jeffrey Geygan, Charles M. Gillman, Stanley B. Latacha, William L. Lechtner, David W. Pointer, Robert J. Sarlls and Dilip Singh (collectively, the “Participants”).

As of the date of this filing, MPWMI beneficially owns 135,873 shares of common stock, par value $.0001 per share (the “Common Stock”) of the Company.  Mr. Geygan, as President and Chief Executive Officer of MPWMI, may be deemed to beneficially own the 135,873 shares of common stock beneficially owned by MPWMI. In addition, Mr. Geygan owns directly 2,640 Shares.  Mr. Geygan’s wife, Kathy Geygan, owns directly 170 Shares and, as such, Mr. Geygan may also be deemed to be the beneficial owner of such 170 Shares.1

As of the date of this filing, VICF beneficially owns 14,224 shares of Common Stock.  VI Capital Management, as the general partner of VICF, may be deemed to beneficially own the 14,224 shares of Common Stock beneficially owned by VICF.  Mr. Pointer, as the sole managing member of VI Capital Management, may be deemed to beneficially own the 14,224 shares of Common Stock beneficially owned by VI Capital Management.

As of the date of this filing, Mr. Gillman beneficially owns 22,500 shares of Common Stock of the Company.  In addition, Elizabeth Kopple , the wife of Mr. Gillman, beneficially owns 1,750 shares of Common Stock of the Company and, as such, Mr. Gillman may be deemed to be the beneficial owner of such 1,750 shares of Common Stock of the Company.2

As of the date of this filing, Mr. Lechtner, beneficially owns 50 shares of Common Stock of the Company.  No other Nominee directly or beneficially owns any Shares.

As of the date of this filing, none of Messrs. Climaco, Stolper, Latacha, Sarlls and Singh beneficially own any shares of Common Stock.

The Participants, and certain of their respective affiliates may each be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), which group beneficially owns 172,597 shares of Common Stock of the Company, representing approximately 5.4% of the Company’s outstanding Common Stock as of the date hereof. 3  However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of such parties that it is the beneficial owner of any shares of common stock beneficially owned by any of the other parties, except as otherwise disclosed herein.

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1 Ms. Geygan is not  and will not be a participant in the furnishing of any proxy statement, and has not and will not participate in any solicitation of the Company’s stockholders.
2 Ms. Kopple is not  and will not be a participant in the furnishing of any proxy statement, and has not and will not participate in any solicitation of the Company’s stockholders.
3 Based upon 3,258,162 shares of outstanding Common Stock, which is the total number of shares of Common Stock of the Company outstanding as of June 17, 2014 reported in the Company’s Quarterly Report in Form 10-Q filed with the Securities and Exchange Commission on June 18, 2014.